Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Bank of New York Mellon Corporation Benefits Administration Committee
The Bank of New York Mellon Corporation 401(k) Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-198152, No. 333-144216, and No. 333-171258) on Form S-8 of The Bank of New York Mellon Corporation of our report dated June 22, 2021, with respect to the statements of net assets available for plan benefits of The Bank of New York Mellon Corporation 401(k) Savings Plan as of December 31, 2020 and 2019, the related statements of changes in net assets available for plan benefits for the years then ended, and the related notes (collectively, the financial statements), and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 11-K of The Bank of New York Mellon Corporation 401(k) Savings Plan.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
June 22, 2021